Exhibit 99.1

Yuengling's Ice Cream Announces Ice Cream Executive Charles Green to be the New President, CEO, and a Director. Robert C. Bohorad to become Chief Financial Officer and Chief Operating Officer

ATLANTA, GA, October 26, 2022 (GLOBE NEWSWIRE) – via NewMediaWire -- Yuengling’s Ice Cream Corporation (“Yuengling’s”) (OTC PINK: YCRM) is pleased to announce that Charles Green (“Green”) and Robert C. Bohorad (“Bohorad”) have signed a Letter of Intent (“LOI”) whereas upon the signing of the Definitive Agreement, Bohorad will resign as President and Chief Executive Officer and become the Chief Operating Officer and Chief Financial Officer. Green will become the new President, Chief Executive Officer, and a Director. As part of the transaction, Green and Bohorad will receive a combined 25% of the equity carry, which will increase upon reaching certain milestones. The Company expects the Definitive Agreement to be signed within 45 days.

Green, 68, currently serves as the Managing Partner of the consulting firm, Desmond Partners. Green has 40+ years in the ice cream, logistics, and consumer packaged goods (CPG) industries. He initially started in ice cream with his cousin and grew their business into the largest independent distributor in the country. Green partnered with Ben & Jerry to become their first distributor outside of Vermont. After consulting to Ben & Jerry’s on expansion, Green accepted a full-time position as Director of Sales. He directed the nation-wide expansion and eventual international expansion in countries such as the UK, Israel and Japan. Green later was promoted to Sr. Director of Sales & Marketing, Distribution, and Franchises. As a Board member, Green negotiated the sale of Ben & Jerry’s to Unilever where he stayed as leader of the integration. Green remained at Unilever as Sr. Vice President and Executive Board Member for Unilever Ice Cream until his retirement. Subsequent to Green’s departure from Unilever, some of his work included CEO of Brigham Ice Cream, CEO of Traders Point Creamery, Co-General Manager and Commercial Manager of Weetabix NA cereal products, CEO Backyard Farms indoor greenhouse, COO of Bongiovi Pasta Sauce, and CEO of Steve’s Ice Cream. Through Chuck’s consulting firm, Desmond Partners, he has worked with numerous other brands, such as Ample Hills, Jenni’s Ice Cream, Sunkist Frozen, G&G Foods, Cold Snap Ice Cream Machines, SoCo Creamery, Barts Ice Cream, and several others.

Bohorad, 50, joined the Company as President and CEO on October 28, 2021 after being Chief Operating Officer of YIC Acquisitions Corp, a wholly-owned subsidiary of the Company. Prior to YIC Acquisitions Corp, Mr. Bohorad was the Chief Financial Officer and Chief Operating Officer of Yuengling’s Ice Cream. Mr. Bohorad earned a Bachelor of Science degree with concentrations in Management and Marketing from the Wharton School of the University of Pennsylvania and a Master of Business Administration from Fordham University’s Gabelli School of Management. Prior to Yuengling’s Ice Cream, Mr. Bohorad worked for several companies in various stages of their life cycles and in numerous capacities, including finance, accounting, business & strategic development, operations, and human resources. While maintaining a diverse background, areas of particular focus include logistics, consumer products, medical devices, and software.

“I am thrilled to be joining Yuengling’s and work with Rob to move the company forward”, commented Green. “While there was progress behind the scenes with the public company, I know Rob was frustrated that the Yuengling’s Ice Cream relaunch was not advancing as quickly as he would have liked. Rob and I have many ideas and a long “to do” list, but one of our highest priorities is to get Yuengling’s Ice Cream back on retailers’ shelves and with food service providers. We also would like to consider some small acquisitions and/or licensing deals, but that will depend largely on what opportunities are available.” Bohorad, Yuengling’s current President and CEO, added “I have known Chuck for many years and have had the opportunity to work closely with him since February. Words cannot express how excited I am to work together on advancing Yuengling’s Ice Cream.”

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About Yuengling’s Ice Cream

Yuengling’s Ice Cream was founded by American businessman Frank D. Yuengling in 1920 to help support the family brewery during Prohibition, which lasted from January, 1920 to December, 1933. Spun off as a separate company from the brewery in 1935, Yuengling's maintained a strong tradition of making exceptional gourmet ice cream products in central Pennsylvania. The fan-favorite brand advanced its legacy and its renowned dairy quality by using locally sourced dairy ingredients that contain no added hormones. The company discontinued production in 1985 when no family successor emerged. In 2014, David Yuengling, Frank’s great grandson, and Robert Bohorad revived the brand and an American classic was re-born. The Yuengling's Ice Cream Corporation, as it has been since 1935, is a separately owned and operated company from D. G. Yuengling & Son, Inc Brewery.

Safe Harbor Statement

This communication contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Yuengling’s Ice Cream Corporation and members of its management as well as the assumptions on which such statements are based.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully, and the ability to complete before-mentioned transactions.

The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For More Information

Contact & Media Inquiries:

IR@yuenglingsicecream.com

Phone: 570-968-4352

www.yuenglingsicecream.com

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